EXHIBIT 99.1

BANCTRUST FINANCIAL ANNOUNCES

THIRD QUARTER 2007 EARNINGS

Mobile, Alabama, October 25, 2007---- BancTrust Financial Group, Inc. (Nasdaq Global Select: BTFG) announced today net income for the third quarter of 2007 of $2.359 million, compared to $3.421 million earned in the third quarter of 2006. Basic and diluted earnings per share were both $0.21 in the third quarter of 2007 compared to $0.31 and $0.30, respectively, in the third quarter of 2006. Net income for the first nine months of 2007 was $6.066 million compared to $11.041 million in the same period for 2006. Basic and diluted earnings per share for the nine-month period this year were $0.54 and $0.53, respectively, compared to basic and diluted earnings per share of $0.99 and $0.98, respectively, for the nine-month period last year.

Although our net interest margin for the first nine months of 2007 decreased when compared to the first nine months of 2006, the net interest margin for the third quarter of 2007 improved to 4.03% compared to 3.96% for the second quarter of 2007. The provision for loan losses in the third quarter of 2007 was $1.167 million compared to $1.199 million in the third quarter of 2006. Increases of 27.3% and 20.0% were recorded in trust revenue and service charges on checking accounts, respectively, for the third quarter of 2007 compared to the same period in 2006. Other income in the third quarter of 2006 included a gain of $312 thousand on the sale of other assets. Excluding this $312 thousand gain, other income was only slightly lower in the third quarter of 2007 compared to the third quarter of 2006.

Total non-interest expense increased 7.5% in the third quarter of 2007 compared to the same period in 2006. A combination of a 2.5% decrease in personnel expenses, a 25.0% increase in occupancy, furniture and equipment expense, and an 18.8% increase in other expenses compared to the same quarter last year led to this increase. The opening of several new facilities in the past year, promotional costs designed to take advantage of recent disruptions in our markets caused by several large bank mergers, increased FDIC insurance expense and expenses relating to problem credits primarily contributed to the increases.

During the preceding twelve months, we have increased our allowance for loan losses from $14.530 million to $19.570 million. The ratio of the allowance for loan losses to total loans, net, ended the quarter at 1.92% versus 1.46% at September 30, 2006. This increase was necessitated by our increase in non-performing loans and the continuing uncertainty regarding economic conditions in the coastal markets in which we operate. Net charge-offs to average loans for the nine-month period of 2007 were 0.21% on an annualized basis, down from 0.28% for the corresponding period last year.

On October 15, 2007, we announced the completion of our merger with The Peoples BancTrust Company, Inc. and our acquisition of The Peoples Bank and Trust Company. As a result of this merger, BancTrust is now one of the five largest publicly traded bank holding companies headquartered in Alabama, with fifty-four locations providing general banking and trust services in Alabama and Florida. New offices are scheduled to open in Fairhope, Alabama, and in the Tillman's Corner area of Mobile in the fourth quarter of this year. Plans are underway for an office in the Malbis area of rapidly growing Baldwin County, Alabama in 2008. BancTrust had approximately $2.3 billion in assets at the completion of the merger on October 15, 2007.

In addition to banking services, BancTrust provides trust, investment, insurance, brokerage and financial planning services through its affiliates BancTrust Company and BancTrust Financial Services.

On October 17, 2007, BancTrust's Board of Directors declared a fourth quarter 2007 dividend of $0.13 per share, payable January 2, 2008 to shareholders of record as of December 14, 2007.

This press release includes forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the use of words like "expect," "may," "could," "intend," "project," "schedule," "estimate," "anticipate," "should," "will," "plan," "believe," "continue," "predict," "contemplate" and similar expressions. Such forward-looking statements are based on information presently available to BancTrust's management and are subject to various risks and uncertainties, including, without limitation, risks that competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; general economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which BancTrust is engaged; BancTrust may be unable to obtain required shareholder or regulatory approval or financing for any proposed acquisitions; costs or difficulties related to the integration of BancTrust's businesses may be greater than expected; deposit attrition, customer loss or revenue loss following acquisitions may be greater than expected; competitors may have greater financial resources and develop products that enable these competitors to compete more successfully than BancTrust can compete; and the other risks described in BancTrust's SEC reports and filings under "Cautionary Note Concerning Forward-Looking Statements" and "Risk Factors." You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. BancTrust has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

EARNINGS:
Interest revenue	$22,842	$22,743	$70,512	$65,254
Interest expense	10,811	9,609	34,201	25,431

Net interest revenue	12,031	13,134	36,311	39,823

Provision for loan losses	1,167	1,199	4,886	2,582

Trust revenue	611	480	2,084	1,574
Service charges on deposit accounts	1,501	1,251	4,176	3,459
Securities gains (losses), net	0	0	0	(44)
Other income, charges and fees	1,122	1,557	3,148	3,710
Total non-interest revenue	3,234	3,288	9,408	8,699

Salaries, pensions and other employee benefits	5,480	5,621	16,817	16,042
Net occupancy, furniture and equipment expense	1,880	1,504	5,244	4,406
Intangible amortization	187	187	561	561
Other non-interest expense	3,265	2,748	9,800	8,403
Total non-interest expense	10,812	10,060	32,422	29,412
Income before income taxes	3,286	5,163	8,411	16,528
Income tax expense	927	1,742	2,345	5,487
Net income	$2,359	$3,421	$6,066	$11,041

Earnings per share:
Total
Basic	$0.21	$0.31	$0.54	$0.99
Diluted	0.21	0.30	0.53	0.98

Cash dividends declared
per share	$0.13	$0.13	$0.39	$0.39

Book value per share	$12.65	$12.43	$12.65	$12.43

Common shares outstanding	11,200	11,156	11,200	11,156
Basic average shares outstanding	11,200	11,156	11,190	11,148
Diluted average shares outstanding	11,370	11,338	11,381	11,297

STATEMENT OF CONDITION:	09/30/07	12/31/06	09/30/06
Cash and cash equivalents	$88,001	$126,646	$86,133
Securities available for sale	114,205	118,498	122,811
Loans	1,021,284	1,004,735	997,761
Allowance for loan losses	(19,570)	(16,328)	(14,530)
Goodwill	41,793	41,952	41,952
Other intangible assets	2,433	2,995	3,240
Other assets	83,153	74,908	74,710
Total assets	$1,331,299	$1,353,406	$1,312,077

Deposits	$1,098,271	$1,104,129	$1,062,982
Short term borrowings	3,525	4,120	3,797
FHLB borrowings and long term debt	75,521	95,521	97,557
Other liabilities	12,262	11,113	9,071
Shareholders' equity	141,720	138,523	138,670
Total liabilities and shareholders' equity	$1,331,299	$1,353,406	$1,312,077

	Quarter Ended		Nine Months Ended
	09/30/07	09/30/06	09/30/07	09/30/06
AVERAGE BALANCES:
Total assets	$1,342,496	$1,299,702	1,384,356	$1,291,325
Earning assets	1,199,188	1,152,668	1,235,543	1,147,311
Loans	1,027,162	1,011,506	1,022,527	997,132
Deposits	1,110,348	1,041,932	1,142,828	1,033,384
Shareholders' equity	141,755	137,347	141,314	135,234

PERFORMANCE RATIOS:

Return on average assets	0.70%	1.04%	0.59%	1.14%
Return on average equity	6.60%	9.88%	5.74%	10.92%
Net interest margin (tax equivalent)	4.03%	4.59%	3.99%	4.71%
Efficiency ratio	69.97%	60.53%	70.01%	59.86%

ASSET QUALITY:

Ratio of nonperforming assets to total assets			2.62%	0.58%
Ratio of allowance for loan losses to total loans, net of unearned income			1.92%	1.46%
Net loans charged-off to average loans (annualized)			0.21%	0.28%
Ratio of ending allowance to total non-performing loans			64.93%	232.82%

CAPITAL RATIOS:

Average shareholders' equity to
average total assets			10.21%	10.47%
Dividend payout ratio			72.22%	39.39%

For additional information contact: F. Michael Johnson (251) 431-7813.